Exhibit C

PURERAY CORPORATION
(A Development Stage Company)
UNAUDITED PROFORMA FINANCIAL STATEMENTS

Unaudited Pro Forma Consolidated Balance Sheet as at January 31, 2009

Unaudited Pro Forma Consolidated Statement of Operations for the Nine Months ended January 31, 2009

Notes to the Pro Forma Consolidated Balance Sheet

PURERAY CORPORATION
(A Development Stage Company)
UNAUDITED PRO FORMA CONSOLIDATED BALANCE SHEET
AS OF JANUARY 31, 2009

	Consolidated			Pro Forma
	As of		Pro Forma	As of
	January 31,		Adjustments	January 31,
	2009		(Note 3)	2009
	$		$	$
ASSETS
CURRENT
Cash and cash equivalents	109,296	(a)	(109,296)	20,000
		(d)	20,000
Prepaid expenses	240,250	(a)	(240,250)	–
	349,546		(329,546)	20,000

PATENTS	19,200	(a)	(19,200)	–

	368,746		(348,746)	20,000

LIABILITIES
CURRENT
Accounts payable and accrued expenses	484,119	(a)	(484,119)	–
Due to a related party	49,500			49,500
	533,619		(484,119)	49,500

SHAREHOLDERS’ EQUITY
PREFERRED STOCK	896	(b)	(896)	–
COMMON STOCK	1,550	(d)	2,000	3,550

ADDITIONAL PAID-IN CAPITAL	1,862,763	(b)	896	2,327,405
		(c)	445,746
		(d)	18,000

DONATED CAPITAL	–	(c)	2,000	2,000

DEFICIT ACCUMULATED DURING THE
DEVELOPMENT STAGE	(2,030,082)	(c)	(332,373)	(2,362,455)
	(164,873)		135,373	(29,500)
	368,746		(348,746)	20,000

(See accompanying notes)

PURERAY CORPORATION
(A Development Stage Company)
UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS
NINE MONTHS ENDED JANUARY 31, 2009
(Amounts in US dollars)

	Consolidated		Pro Forma
	Nine Months		Nine Months
	Ended	Pro Forma	Ended
	January 31,	Adjustments	January 31,
	2009	(Note 3)	2009
	$	$	$

REVENUE	–		–
EXPENSES
Management and professional fees	1,388,082	(1,325,113)	62,969
Marketing, product development and other
expenses	512,157	(512,157)	–
Loss on divestiture of subsidiary	–	1,922,100	1,922,100
Total Expenses	1,900,239	84,830	1,985,069
NET LOSS	(1,900,239)	(84,830)	(1,985,069)

Pro forma loss per share-Basic and diluted			$(0.056)

(See accompanying notes)

PURERAY CORPORATION
(A Development Stage Company)
Notes to Pro Forma Consolidated Financial Statements
(Unaudited)

1. Basis of Presentation

PureRay Corporation (the “Company”) was incorporated in the State of Washington, U.S.A. on March 24, 2000 as FAR Group, Inc. In fiscal year 2003 the Company changed its name to North American Natural Gas, Inc. (“NAGA). PureCanada was incorporated in Canada in September 2007. On July 24, 2008, PureCanada and NAGA, a publicly held “shell company” (as such term is defined in Rule 12b-2 under the Securities Exchange Act of 1934, the “Securities Exchange Act”) consummated a series of transactions (the “Acquisition”) through which NAGA acquired an indirect 100% interest in PureCanada. NAGA changed its name to PureRay Corporation.

The board of directors of the Company has determined to unwind the Acquisition, divest its holdings in PureCanada and place the Company in, as nearly as practical, the same position it was in prior to the Acquisition (together, the “Divestiture”). On March 17, 2009, the Company entered into a Divestiture Agreement (the “Divestiture Agreement”) to effect the unwind and divestiture. After the closing of the Divestiture Agreement, the Company will have no ongoing operations and will revert to a blank check company and a shell company and will no longer hold any interest in PureCanada or any of the assets held by PureCanada. The terms of the Divestiture Agreement are set forth the Company’s Quarterly Report on Form 10-Q filed on March 17, 2009. Under the terms of Divestiture Agreement, a series of transactions will occur the result of which will be to transfer ownership of PureCanada to the holders of Exchangeable Shares issued in connection with the Acquisition. The Special Voting Stock, Exchangeable Shares, and all warrants and options issued by the Company in connection with the Acquisition will be cancelled. Any amounts previously advanced by the Company to PureCanada will be treated as a capital contribution to PureCanada. Any assets and liabilities related to the operation of PureCanada since the date of the Acquisition will be retained by PureCanada. As of January 31, 2009, all assets and liabilities reflected in the consolidated balance sheet, with the exception of the $49,500 note payable to a shareholder, are related to the operations of PureCanada and will be retained by PureCanada after the divestiture.

These unaudited pro forma consolidated financial statements (“pro forma financial statements”) are presented for information purposes only. These pro forma financial statements do not contain all of the information required for annual financial statements. Accordingly, they should be read in conjunction with the most recent annual and interim financial statements of the Company.

These pro forma consolidated financial statements have been compiled from and include:

(a)	an unaudited pro forma consolidated balance sheet of PureRay Corporation as of January 31, 2009, giving effect to the Divestiture as if it occurred on January 31, 2009;

(b)	an unaudited pro forma consolidated statement of operations of PureRay Corporation for the nine months ended January 31, 2009, giving effect to the Divestiture as if it occurred on May 1, 2008.

The unaudited pro forma consolidated financial statements are not intended to reflect the results of operations or the financial position of the Company which would have actually resulted had the proposed transactions been effected on the dates indicated. Further, the unaudited pro forma financial information is not necessarily indicative of the results of operations that may be obtained in the future.

2. Accounting Treatment of the Acquisition and Divestiture

As a result of the Acquisition, the former shareholders of PureCanada held a controlling interest in the merged entity and PureCanada became NAGA’s sole operating business. Because the Company’s acquisition of PureCanada resulted in the PureCanada shareholders having an effective ownership interest in the Company greater than 50%, the transaction was treated as a public shell merger accounted for as a recapitalization, whereby PureCanada was deemed the accounting acquirer. The Acquisition was treated as an acquisition by PureCanada of the tangible net assets of NAGA, excluding goodwill and any other intangible assets.

As a result of the divestiture, the entity treated in the Acquisition as the accounting target, PureRay Corporation, will be the surviving public reporting entity. The stockholders’ equity accounts of the Company will be restated to reflect that it is no longer consolidated with PureCanada. A loss on divestiture of a subsidiary will be recognized equal to the amount of net assets contributed by the Company to PureCanada.

PURERAY CORPORATION
(A Development Stage Company)
Notes to Pro Forma Consolidated Financial Statements
(Unaudited)
(Expressed in US dollars)

3. Pro Forma Assumptions and Adjustments

The unaudited pro form consolidated financial statements incorporate the following pro forma assumptions:

(a)	Pursuant to the Divestiture Agreement, the assets and liabilities of PureCanada are treated as a capital contribution to PureCanada. Pro forma adjustments reflect de-consolidation of PureCanada.

(b)	The Special Voting (Preferred) shares are cancelled.

(c)

Paid in Capital and Retained Earnings are restated to reflect that the Company is the surviving reporting company from the Divestiture, effectively reversing consolidating adjustments made in connection with the Acquisition

(d)	Pursuant to the Subscription Agreement, the Company issued 20,000,000 shares of common stock (par value $0.0001 per share) for $20,000.

(e)	The results of operations of PureCanada for the nine months ended January 31, 2008 are de-consolidated for purposes of the pro forma statement of operations.

(f)	A loss is recognized for the amount of net assets contributed by the Company to PureCanada..